Exhibit (k)(1)

ADMINISTRATION AGREEMENT

BETWEEN

TRIPLEPOINT VENTURE GROWTH BDC CORP.

AND

TPVG ADMINISTRATOR LLC

Administration Agreement, dated as of February 18, 2014 (this “Agreement”), by and between TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation (the “Corporation”), and TPVG ADMINISTRATOR LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Corporation is a newly organized corporation that will operate as a closed-end, externally managed, non-diversified management investment company;

WHEREAS, the Corporation has filed a registration statement on Form N-2 to register shares of its common stock for issuance in an initial public offering (the “Offering”);

WHEREAS, the Corporation intends to file an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Corporation on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Administrator hereby agree as follows:

1.                                      Duties of the Administrator.

(a)                                 Employment of Administrator.  The Corporation hereby employs the Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Corporation (the “Board”), for the period and on the terms and conditions set forth in this Agreement.  The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for herein.  The Administrator and such others who may furnish some or all of the administrative services, personnel and facilities described below, shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation.

(b)                                 Services.  The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Corporation.  Without limiting the generality of the foregoing, the Administrator shall furnish to the Corporation office facilities and equipment and will provide the Corporation with clerical, bookkeeping, recordkeeping and other administrative services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.  The Administrator shall also, on behalf of the Corporation, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.  The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation.  The Administrator shall be responsible for the financial and other records that the Corporation is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including, but not limited to, current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and proxy or information statements to stockholders.  The Administrator will provide on the Corporation’s behalf significant managerial assistance to those portfolio companies that have accepted the Corporation’s offer to provide such assistance. In addition, the Administrator will assist (i) the Corporation in determining and publishing the Corporation’s net asset value, (ii) oversee the preparation and filing of the Corporation’s tax returns and other regulatory filings, (iii) oversee the printing and dissemination of reports and other materials to stockholders of the Corporation, and (iv) generally oversee the payment of the Corporation’s expenses and the performance of administrative and professional services rendered to the Corporation by others.

2.                                      Records.  The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that Act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request by the Corporation.  The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-l under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.  The Administrator may engage one or more third parties to perform all or a portion of the foregoing services.

3.                                      Confidentiality.  The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.                                      Compensation; Allocation of Costs and Expenses.  In full consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.  If requested to perform significant managerial assistance to portfolio companies of the Corporation, the Administrator will be paid an additional amount based on the services provided, which shall not exceed the amount the Corporation receives from the portfolio companies for providing this assistance.  The Corporation will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by TPVG Advisers LLC, the Corporation’s investment adviser (the “Adviser”), pursuant to that certain Investment Advisory Agreement, dated as of February 18, 2014, by and between the Corporation and the Adviser.  Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to:

(a)                                organization of the Corporation;

(b)                                calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm);

(c)                                 fees and expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in connection with monitoring the financial and legal affairs for the Corporation and in monitoring the Corporation’s investments, performing due diligence on prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments;

(d)                                indemnification payments;

(e)                                 providing managerial assistance to those portfolio companies that request it;

(f)                                  marketing expenses;

(g)                                 expenses relating to the development and maintenance of the Corporation’s website;

(h)                                interest payable on debt, if any, incurred to finance the Corporation’s investments and expenses related to unsuccessful portfolio acquisition efforts;

(i)                                    offerings of the Corporation’s common stock and other securities, including the Offering;

(j)                                   investment advisory and management fees;

(k)                                administration fees, expenses and/or payouts payable under this Agreement;

(l)                                    fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors;

(m)                            fees and expenses incurred in connection with obtaining debt financing;

(n)                                fees and expenses associated with origination efforts;

(o)                                transfer agent, dividend agent and custodial fees and expenses;

(p)                                federal and state registration fees;

(q)                                all costs of registration of the Corporation’s securities with the appropriate regulatory agencies;

(r)                                   all costs of listing the Corporation’s shares on any securities exchange;

(s)                                  federal, state and local taxes;

(t)                                   brokerage commissions;

(u)                                independent directors’ fees and expenses;

(v)                                costs of preparing and filing reports or other documents required by the SEC, Financial Industry Regulatory Authority or other regulators;

(w)                              costs of any reports, proxy statements or other notices to stockholders, including printing costs;

(x)                                costs associated with individual or groups of stockholders;

(y)                                the Corporation’s allocable portion of any fidelity bond, directors’ and officers’/errors and omissions liability insurance policies, and any other insurance premiums;

(z)                                 direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs;

(aa)                         and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments between the Company and the Administrator based upon the Company’s allocable portion of the Administrator’s overhead and other expenses associated with performing its obligations under this Agreement, including rent, the fees and expenses associated with performing compliance functions and the allocable portion of the costs of compensation and related expenses of the Corporation’s chief compliance officer and chief financial officer and their respective administrative support staffs.

To the extent the Administrator outsources any of its functions, the Corporation will pay the fees associated with such functions on a direct basis without profit to the Administrator. The Administrator is hereby authorized to enter into one or more sub-administration agreements, upon Board approval, with other service providers (each, a sub-administrator) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

5.                                      Limitation of Liability of the Administrator; Indemnification.  The Administrator (and its officers, managers, members, partners, employees, controlling persons, agents, and any other person or entity affiliated with the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Corporation, and the Corporation shall indemnify, defend and protect the Administrator (and its officers, managers, members, partners, employees, controlling persons, agents, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its stockholders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Corporation.  Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its stockholders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).  Notwithstanding anything to the contrary in this Agreement, for so long as the Corporation is subject to the Investment Company Act, the Corporation shall not advance an Indemnified Party any expenses to the extent such advancement would violate the Investment Company Act.

6.                                      Activities of the Administrator.  The services of the Administrator to the Corporation are not to be deemed to be exclusive, and the Administrator and each of its affiliates are free to render services to others.  It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

7.                                      Duration and Termination of this Agreement.  This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Corporation for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by the Board.

This Agreement may be terminated at any time, without the payment of any penalty, by the Corporation, or by the Administrator, upon 60 days’ written notice to the other party.  This Agreement may not be assigned by a party without the consent of the other party.

The provisions of Section 5 of this Agreement shall remain in full force and effect and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.  Further, notwithstanding the termination of expiration of this Agreement, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

8.                                      Entire Agreement; No Amendment.  This Agreement represents the entire agreement among each of the parties with respect to the subject matter hereof.  It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement.  It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement which fully expresses the entire agreement of the parties as to the subject matter hereof and supersedes all such prior agreements and understandings.  This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the party against whom enforcement is sought.

9.                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Notwithstanding the foregoing, nothing herein shall be construed in any manner inconsistent with the Investment Company Act, or any rule, regulation or order of the SEC promulgated thereunder and applicable to the performance of the services anticipated under this Agreement.

10.                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), or sent by U.S. certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two business days after mailing in the United States), with failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, addressed to the respective parties as follows:

If to the Corporation, to:
TriplePoint Venture Growth BDC Corp.
Attention: Sajal K. Srivastava
2755 Sand Hill Road
Suite 150
Menlo Park, California 94025

If to the Administrator, to:
TPVG Administrator LLC
Attention: Sajal K. Srivastava
2755 Sand Hill Road
Suite 150
Menlo Park, California 94025

with a copy to (which shall not constitute notice):
Andrew S. Epstein
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019

11.                               Effect of Waiver or Consent.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12.                               No Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party.  The provisions of Section 5 of this Agreement shall remain in full force and effective and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

13.                               Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties, and their respective successors and permitted assigns.  Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the parties, and no other person shall have any rights, benefits or remedies by reason of this Agreement, nor shall any party owe any duty or obligation whatsoever to any such person (other than another party) by virtue of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TRIPLEPOINT VENTURE GROWTH BDC CORP.

By:	/s/ Sajal K. Srivastava
Name:	Sajal K. Srivastava
Title:	President and Chief Investment Officer

TPVG ADMINISTRATOR LLC

By:	/s/ Sajal K. Srivastava
Name:	Sajal K. Srivastava
Title:	President

[Signature Page to Administration Agreement]